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                                                                EXECUTION COPY

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                          SECURITIES PURCHASE AGREEMENT

                                 by and between

                   LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P.,

                                  as Purchaser,

                                       and

                       CONSUMER PORTFOLIO SERVICES, INC.,

                                    as Issuer

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                           Dated as of April 15, 1999
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                          SECURITIES PURCHASE AGREEMENT

      This Securities Purchase Agreement (as amended, supplemented or otherwise modified from time to time, this "Agreement") is entered into as of April 15, 1999, by and between Levine Leichtman Capital Partners II, L.P., a California limited partnership, as purchaser (the "Purchaser"), and Consumer Portfolio Services, Inc., a California corporation (the "Company"), as issuer.

                                    RECITALS

      A. The Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, on the terms and subject to the conditions set forth herein, a Senior Subordinated Note in the aggregate principal amount of $5,000,000.

      B. As an inducement to the Purchaser to purchase the Senor Subordinated Note being sold by the Company hereunder, the Company desires to issue to the Purchaser, on the terms and subject to the conditions set forth herein, a warrant to purchase 1,335,000 shares of its Common Stock.

                                    AGREEMENT

      In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS. The capitalized terms used in this Agreement which are not defined in this Agreement shall have the meanings given to such terms in that certain Securities Purchase Agreement dated as of November 17, 1998 by and between the Company and Purchaser (the "November 1998 Securities Purchase Agreement"), as amended by that certain First Amendment to Securities Purchase Agreement of even date herewith (the "First Amendment to November 1998 Securities Purchase Agreement"). The November 1998 Securities Purchase Agreement, as amended by the First Amendment to November 1998 Securities Purchase Agreement, is referred to herein as the "Amended November 1998 Securities Purchase Agreement." The Senior Subordinated Primary Note in the principal amount of $25,000,000 issued pursuant to the November 1998 Securities Purchase Agreement, as amended pursuant to the First Amendment to November 1998 Securities Purchase Agreement, is referred to herein as the "Amended November 1998 Note." The Primary Warrant to Purchase 3,450,000 Shares of Common Stock issued pursuant to the November 1998 Securities Purchase Agreement, as amended pursuant to the First Amendment to November 1998 Securities Purchase Agreement, is referred to herein as the "Amended November 1998 Warrant."


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2. PURCHASE AND SALE OF THE SECURITIES.

      2.1 Authorization. The Company has authorized the issuance, sale and delivery to the Purchaser of (a) a Senior Subordinated Note in the principal amount of $5,000,000, in substantially the form of Exhibit A hereto (as the same may be amended, supplemented, modified, renewed, refinanced or restructured from time to time, including any additional note or notes issued by the Company in connection with any Assignments, the "April 1999 Note"), and (b) a warrant in substantially the form of Exhibit B hereto (as the same may be amended, supplemented or otherwise modified from time to time, the "April 1999 Warrant") evidencing the right, subject to receipt of the requisite approval of the Company's shareholders as required by the Rules of the Nasdaq Stock Market, to purchase up to 1,335,000 shares of Common Stock. The April 1999 Note, including the payment of principal of, premium, if any, and interest on the April 1999 Note, shall be subordinate and subject in right of payment and rights upon liquidation, to the extent and in the manner set forth therein, to the prior payment in full of all Senior Indebtedness and shall rank pari passu in right of payment with all Senior Subordinated Indebtedness. The April 1999 Note and the April 1999 Warrant are collectively referred to herein as the "April 1999 Securities."

      2.2 Purchase of the April 1999 Securities. At the Closing, subject to the terms and conditions contained herein, and in reliance upon the representations, warranties, covenants and agreements contained herein, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the April 1999 Note and the April 1999 Warrant. The aggregate purchase price to be paid by the Purchaser shall be $5,000,000 (the "Purchase Price"), which will be paid in accordance with Section 2.3.

      2.3 Closing of Sale of the April 1999 Securities. The closing of the issuance, sale and delivery of the April 1999 Securities to be purchased by the Purchaser under this Agreement (the "Closing") shall take place at the offices of Riordan & McKinzie, 300 South Grand Avenue, Suite 2900, Los Angeles, California 90071, on the date hereof or as soon as practicable thereafter immediately following the satisfaction or waiver of the conditions precedent set forth in Section 6 and Section 7 (the "Closing Date"). At the Closing, the Company shall deliver to the Purchaser a certificate evidencing the April 1999 Note and a certificate evidencing the April 1999 Warrant, in each case duly executed by the Company, against payment of that portion of the Purchase Price allocated thereto as provided for in Schedule 2.2. The Purchase Price shall be paid by transfer of the amount provided for in Schedule 2.4 in immediately available funds to such bank as the Company may request (which request shall be made in writing at least one (1) Business Day prior to the Closing Date) for credit to an account designated by the Company in such request, provided that such request shall be consistent with the purposes set forth in Schedule 2.4.


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      2.4 Use of Proceeds. The proceeds to be received by the Company from the issuance and sale of the April 1999 Securities shall be used solely for the purposes set forth in Schedule 2.4 (and applied in accordance with the terms therein). The Company will not, directly or indirectly, use any of the proceeds from the issue and sale of the April 1999 Note for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock or maintaining or extending credit to others for such purpose or for any other purpose that violates the Margin Regulations. If requested by the Purchaser, the Company will promptly furnish to the Purchaser a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in the Margin Regulations.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Purchaser that the following statements are true and correct as of the date hereof:

      3.1 Power and Authority. The Company has all requisite power and authority to (i) enter into this Agreement and each of the other agreements, instruments and documents contemplated hereby or relating hereto, (ii) enter into the First Amendment to November 1998 Securities Purchase Agreement and each of the other agreements, instruments and documents contemplated thereby or relating thereto and (iii) to issue, sell and deliver the April 1999 Securities to be issued and sold hereunder and to consummate the transactions contemplated hereby and by the First Amendment to November 1998 Securities Purchase Agreement.

      3.2 Representations and Warranties. The representations and warranties set forth in the Amended November 1998 Securities Purchase Agreement, all of which are incorporated herein by this reference, are true and correct on and as of the date hereof with the same force and effect as if made as of the date hereof and set forth herein in their entirety, except to the extent qualified or limited by the disclosure schedule attached hereto (the "Updating Disclosure Schedule").

      3.3 Authorization. The execution, delivery and performance of this Agreement, the First Amendment to November 1998 Securities Purchase Agreement and each of the other agreements, instruments and documents contemplated hereby or thereby or relating hereto or thereto, the issuance, sale and delivery of the April 1999 Securities and the consummation of the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and, if required, its Subsidiaries.

      3.4 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by the Company. This Agreement is, and at the time of the Closing each of the other agreements, instruments and documents contemplated hereby or relating hereto to which the Company is party will be, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by


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bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such laws.

      3.5 No Violation; Senior Subordinated Indebtedness; Senior Indebtedness.

            (a) The execution, delivery and performance by the Company of this Agreement and each of the other agreements, instruments and documents contemplated hereby or relating hereto and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance, sale and delivery of the April 1999 Securities), do not and will not violate (i) the charter or bylaws of the Company or any of its Subsidiaries, as amended through the date hereof; (ii) any Applicable Laws; or (iii) any term of any lease, credit agreement, indenture, note, mortgage, instrument or other agreement to which the Company or any of its Subsidiaries is a party or by which any of its or their properties or assets are bound.

            (b) The Indebtedness evidenced by the April 1999 Note ranks pari passu with the Amended November 1998 Note, the RISRS, the PENS and the Stanwich Senior Subordinated Debt. All Stanwich Indebtedness other than the Stanwich Senior Subordinated Debt ranks junior, and is subordinate in right to payment and rights upon liquidation, to the Indebtedness evidenced by the April 1999 Note. There is no existing agreement, indenture, instrument or other document to which the Company or any of its Subsidiaries is a party or by which it or they are bound that requires the subordination in right of payment or rights upon liquidation of any Obligations to Purchaser (as such term is defined below) to the repayment of any other Indebtedness of the Company or any of its Subsidiaries (other than the ESFR Agreement and the Bank of America Facility), nor are any Obligations to Purchaser subordinate in right of payment or rights upon liquidation to any other Indebtedness of the Company or its Subsidiaries (other than the ESFR Agreement and the Bank of America Facility and trade payables of the Company). As used in this Agreement, the term "Obligations to Purchaser" shall mean any and all Indebtedness, claims, liabilities or obligations of the Company or any of its Subsidiaries owing to the Purchaser or any Affiliate of the Purchaser (or any assignee or transferee of the Purchaser or such Affiliate) under or with respect to this Agreement, the April 1999 Note, the April 1999 Warrant, the Amended November 1998 Securities Purchase Agreement, the Amended November 1998 Note, the Amended November 1998 Warrant or any other agreement, instrument or document heretofore or hereafter executed or delivered in connection with any of the foregoing, of whatever nature, character or description (including, without limitation, any claims for rescission or other damages under federal or state securities laws and any obligations of the Company to indemnify the Purchaser), and whether presently existing or arising hereafter, together with interest, premiums and fees accruing thereon and costs and expenses (including, without limitation, attorneys' fees) of collection thereof (including, without limitation, interest, fees, costs and expenses accruing after the filing of a petition by or against the Company or any Subsidiaries under the Bankruptcy


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Laws or any similar federal or state statute), and any and all amendments, renewals, extensions, exchanges, restatements, refinancings or refundings thereof.

      3.6 Outstanding Shares of Common Stock. As of the date of this Agreement and without limiting the generality of the representation and warranty contained in Section 3.8 of the Amended November 1998 Securities Purchase Agreement which has been incorporated by reference herein pursuant to Section 3.2 hereof (subject to the Updating Disclosure Schedules), there are no more than 15,658,501 shares of Common Stock outstanding.

      3.7 Governmental and Other Third Party Consents. Except for the Consents which have already been duly obtained or made, none of the Company, any of its Subsidiaries or any Affiliate of the Company is required to obtain any Consent, or required to make any declaration or filing (other than the filing of a Form 8-K) with, (i) any Governmental Authority or (ii) any trustee, credit enhancer, rating agency or other party to any Securitization Transaction in connection with the execution and delivery of this Agreement, or any other agreement, instrument or document contemplated hereby or relating hereto, or the issuance, sale and delivery of the April 1999 Securities hereunder.

      3.8 The April 1999 Warrant Shares. The shares of Common Stock issuable upon exercise of the April 1999 Warrant and the shares of Common Stock issuable pursuant to Section 3.9 (Other Anti-Dilution Provisions) of the April 1999 Warrant (collectively, the "April 1999 Warrant Shares") have been duly reserved and, when issued, delivered and paid for pursuant to the terms of the April 1999 Warrant, will be duly and validly issued, fully paid and nonassessable.

      3.9 Brokers; Certain Expenses. Neither the Company nor any of its Subsidiaries has paid or is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement or any other agreement, instrument or document contemplated hereby or relating hereto or any of the transactions contemplated hereby or thereby.

      3.10 Solvency. After giving effect to the transactions contemplated in this Agreement and each of the other agreements, instruments and documents contemplated hereby or relating hereto, the Company and each of its Subsidiaries (other than LINC Acceptance LLC and Samco Acceptance Corp.) has a positive net worth and is Solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the other agreements, instruments and documents contemplated hereby or relating hereto with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.


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      3.11 Disclosure. After due inquiry of the directors, executive officers and employees of the Company having knowledge of the matters represented, warranted or stated herein, no representation, warranty or other statement made by or on behalf of the Company, its Subsidiaries or its or their respective representatives and agents to the Purchaser, whether written or oral, whether included in any materials provided to the Purchaser prior to the date hereof or included in this Agreement or in any other agreement, instrument or document contemplated hereby or relating hereto or in any Exhibit or Schedule or in any other agreement, instrument or document delivered at any time prior to the Closing, is, or will be, untrue with respect to any material fact or omits, or will omit, to state a material fact necessary in order to make the statement made herein or therein, in light of the circumstances in which such statement was made, not misleading.

4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants to the Company that the following statements are true and complete as of the date hereof.

      4.1 Organization and Good Standing. The Purchaser is a limited partnership formed and validly existing under the laws of the State of California, and has all requisite power and authority to enter into this Agreement and each Related Agreement to which it is a party and to consummate the transactions contemplated hereby.

      4.2 Authorization. The execution, delivery and performance of this Agreement and of each of the other agreements, instruments and documents contemplated hereby or relating hereto to which the Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser.

      4.3 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by the Purchaser. This Agreement is, and at the time of the Closing each of the other agreements, instruments and documents contemplated hereby or relating hereto to which the Purchaser is a party will be, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such laws.

      4.4 No Violation. The execution, delivery and performance by the Purchaser of this Agreement and each of the other agreements, instruments and documents contemplated hereby or relating hereto to which the Purchaser is a party, and the consummation of the transactions contemplated hereby, do not violate (a) the limited partnership agreement of the Purchaser as in effect on the date hereof,
(b) any law, statute, rule or regulation applicable to the Purchaser,


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(c) any order, ruling, judgment or decree of any Governmental Authority binding on the Purchaser or (d) any term of any material indenture, mortgage, lease, agreement or instrument to which the Purchaser is a party.

      4.5 Investment Intent. The Purchaser is acquiring the April 1999 Securities for its own account, for investment purposes, and not with a view to or for sale in connection with any distribution thereof. The Purchaser understands that the April 1999 Securities have not been registered under the Securities Act or registered or qualified under any state securities law in reliance upon specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Purchaser's investment intent as expressed herein.

      4.6 Accredited Investor Status. The Purchaser is an "accredited investor" (as such term is defined in Rule 501 of Regulation D under the Securities Act). By reason of its business and financial experience, the Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the April 1999 Securities, has the capacity to protect its own interests and is able to bear the economic risk of such investment. The Purchaser has had an opportunity to review the books and records of the Company and to ask questions of representatives of the Company concerning the terms and conditions of the transactions contemplated by this Agreement.

      4.7 Governmental Consents. The execution and delivery by the Purchaser of this Agreement and of the other agreements, instruments and documents contemplated hereby or relating hereto to which the Purchaser is a party, and the consummation by the Purchaser of the transactions contemplated hereby, do not and will not require any Consent of any Governmental Authority.

5. CONDUCT PRIOR TO CLOSING.

      5.1 Conduct of Business Prior to Closing. Without the prior written consent of the Purchaser, from and after the date of this Agreement until the Closing, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course. Notwithstanding the foregoing and except as contemplated hereby, the Company shall not, and shall not permit any of its Subsidiaries to:

            (a) waive or release any right or any debt owed to it;

            (b) satisfy or discharge any Lien or pay any obligation;

            (c) change or amend any contract or arrangement by which the Company or any Subsidiary or any of their properties or assets is bound or subject;


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            (d) effect any act or omission which could have a Material Adverse
Effect;

            (e) create any contingent obligation, by way of guarantees or otherwise;

            (f) declare or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its Capital Stock, or adopt or consider any plan or arrangement with respect thereto or make any direct or indirect redemption, retirement, purchase or other acquisition of any of its Capital Stock or split, combine or reclassify its outstanding shares of Capital Stock;

            (g) issue any shares of Capital Stock or any Option Rights or Convertible Securities (other than shares of Common Stock issued upon the exercise of (i) stock options issued under the Existing Stock Plans and (ii) Convertible Securities and Option Rights set forth on Schedule 3.8);

            (h) (i) increase the compensation of any officer or key employee;
(ii) adopt any new employee benefit plan; or (iii) enter into any new employment or consulting agreement;

            (i) (i) incur any Indebtedness; (ii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any asset of the Company with a value exceeding $10,000 individually, and $50,000 in the aggregate; (iii) purchase or acquire any business or any April 1999 Securities or assets of a business; (iv) enter into any joint venture or partnership; (v) settle any material litigation or waive or relinquish any material right or benefit; or (vi) accelerate payments on any Indebtedness;

            (j) make any Capital Expenditures in excess of $25,000 in the aggregate;

            (k) fail to preserve intact the business organization of the Company and each of its Subsidiaries, fail to keep available the services of their operating personnel, or fail to preserve the goodwill of those having business relationships with the Company or its Subsidiaries, including, without limitation, customers;

            (l) fail to maintain its books and records in accordance with GAAP;
or

            (m) take any action which would be prohibited by any of the Related Agreements determined as if the transactions contemplated by this Agreement had been consummated.

      In addition, the Company shall notify the Purchaser in writing of the occurrence of any Material Adverse Effect or breach of the representations and warranties of the Company under this Agreement within one (1) day following the occurrence thereof.


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      5.2 Access to Information and Documents. From and after the date of this
Agreement until the Closing, the Company and each of its Subsidiaries shall give the Purchaser and its representatives and agents full access during normal business hours to the properties, documents, books and records of the Company and each of its Subsidiaries, and shall furnish the Purchaser with such information concerning the Company and each of its Subsidiaries as the Purchaser may request.

      5.3 Covenant to Close. Each of the Company and the Purchaser shall use its best efforts to consummate the transactions contemplated by this Agreement pursuant to the terms hereof. Without limiting the generality of the foregoing, the Company shall use its best efforts to obtain all Consents from third parties which are required to be obtained in connection with the consummation of each of the transactions contemplated by this Agreement, including, without limitation, any Consents of the holders of any Indebtedness of the Company or of its Subsidiaries for the purpose of approving the incurrence by the Company of the Indebtedness evidenced by the April 1999 Note.

      5.4 Covenant Concerning Annual Meeting. The Company shall actively and diligently seek and solicit the affirmative vote or written consent of the shareholders of the Company (the "Shareholders") to, and shall recommend to the Shareholders, all in accordance with Applicable Laws (including, without limitation, the proxy rules promulgated under the Exchange Act), the approval by the Shareholders of the issuance by the Company of the April 1999 Warrant so as to permit the April 1999 Warrant to become exercisable and the shares of Common Stock issuable pursuant to Section 3.9 (Other Anti-Dilution Provisions) to be issuable ("Shareholder Approval"). Without limiting the generality of the foregoing, the Company shall (i) no later than Monday, April 19, 1999, file preliminary proxy materials with the SEC with respect to the solicitation of proxies for the Company's 1999 Annual Meeting of Shareholders (the "1999 Annual Meeting"), which shall provide for a May 26, 1999 meeting date and shall include, in addition to any other proposals which may be submitted to the Company's shareholders at such meeting, a proposal to approve the issuance by the Company of the April 1999 Warrant so as to permit the April 1999 Warrant to become immediately exercisable and the shares of Common Stock issuable pursuant to Section 3.9 (Other Anti-Dilution Provisions) to be issuable (the "Shareholder Approval Proposal"), (ii) establish a record date for the 1999 Annual Meeting which is no earlier than two Business Days following the Closing Date, (iii) as soon as permitted by the rules and regulations of the SEC, mail notice of the 1999 Annual Meeting of Shareholders together with a proxy statement complying with the rules and regulations of the SEC recommending a vote "for" the Shareholder Approval Proposal and soliciting proxies to vote shares "for" the Shareholder Approval Proposal, (iv) hold the 1999 Annual Meeting of Shareholders no later than May 27, 1999 and (v) use its best efforts to obtain Shareholder Approval at the 1999 Annual Meeting, including, without limitation, retaining, if appropriate, a proxy solicitation firm to assist the Company in soliciting proxies for such Annual Meeting of Shareholders. In the event that Shareholder Approval is not obtained for any reason at the 1999 Annual Meeting, the Company


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shall use its best efforts during the period from May 27, 1999 to September 30,
1999 to obtain Shareholder Approval by written consent of its shareholders or shall hold a special meeting of shareholders prior to September 30, 1999 for the purpose of again seeking to obtain Shareholder Approval. In the event that the Company is unable to obtain Shareholder Approval by written consent or at a special meeting of shareholders prior to September 30, 1999 as provided in the immediately preceding sentence, the Company shall, during the period from September 30, 1999 to March 31, 2000 again seek to obtain Shareholder Approval by written consent of its shareholders or at a special meeting of shareholders to be held no later than March 31, 2000. In the event that Shareholder Approval has not been obtained by written consent or at a special meeting of shareholders prior to March 31, 2000, the Company shall use its best efforts to obtain Shareholder Approval at the Annual Meeting of Shareholders to be held in 2000. Upon request of the Purchaser, the Company shall facilitate the exercise of the Amended November 1998 Warrant to enable the Purchaser to become a shareholder of record of the Company prior to the record date for the 1999 Annual Meeting.

      5.5 Covenant to Cooperate in Connection With Actions Taken under the Stanwich Documents. The Company, the Purchaser, Stanwich Financial Services Corp. ("Stanwich"), Charles E. Bradley, Sr. ("CEB") and Charles E. Bradley, Jr. ("Bradley") have entered into an Investment Agreement and Continuing Guaranty of even date herewith (the "Investment Agreement"), pursuant to which Stanwich, CEB and Bradley have agreed to guarantee certain obligations owed by the Company to the Purchaser and have agreed to provide certain collateral, including shares of Common Stock held of record or beneficially by them (the "Pledged Shares") and certain promissory notes issued by the Company (the, "Pledged Notes") to secure such guarantees. In the event that the Purchaser forecloses on any Pledged Shares or any Pledged Notes as permitted by the agreements entered into in connection with the Investment Agreement, the Company shall cooperate and facilitate the transfer of record ownership of the Pledged Shares and the Pledged Notes to the Purchaser.

6. CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER. The obligation of the Purchaser to consummate the transactions contemplated hereby, including, without limitation, to purchase the April 1999 Securities, is subject to the satisfaction, prior to or at the Closing, of the conditions set forth in this
Section 6; provided, however, that any or all of such conditions may be waived, in whole or in part, by the Purchaser in its sole and absolute discretion:

      6.1 Representations and Warranties; No Default. Each of the representations and warranties made by the Company contained in this Agreement, including the representations and warranties contained in the Amended November 1998 Securities Purchase Agreement which are incorporated herein by reference as provided in Section 3.2, shall be true and correct as of the date made, and shall be true and correct as of the Closing Date, with the same effect as if made on and as of the Closing Date, the Company shall have performed or satisfied each of its covenants, agreements and obligations hereunder to be performed or satisfied by it on or prior to


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

the Closing Date, and, except for Events of Defaults specifically noted as such on the Updating Disclosure Schedule, there shall not exist on the Closing Date any Event of Default or any event or condition which, with the giving of notice or the lapse of time or both, could become an Event of Default (a "Default"). The Company shall have delivered to the Purchaser an officers' certificate, signed by the President and Chief Executive Officer and the Senior Vice President and Chief Financial Officer of the Company, dated as of the Closing Date, to such effect and to the effect that each of the applicable conditions set forth in this Section 6 has been satisfied and fulfilled.

      6.2 Purchase Permitted By Applicable Laws. The consummation of the transactions contemplated by this Agreement shall not be prohibited by or violate any Applicable Laws and shall not subject any party to any Tax, penalty or liability, under or pursuant to any Applicable Laws, and shall not be enjoined (temporarily or permanently) under, or prohibited by or contrary to, any injunction, order or decree. Without limiting the generality of the foregoing, the consummation of the transactions contemplated hereby shall otherwise comply with all applicable requirements of federal and state securities laws.

      6.3 No Material Adverse Changes. Since April 5, 1999, there shall not have occurred any Material Adverse Change.

      6.4 No Judgment or Order. There shall not be any judgment, ruling or order of any Governmental Authority which, in the judgment of the Purchaser, would prohibit the delivery of the April 1999 Securities or subject the Purchaser to any penalty if the April 1999 Securities were to be delivered hereunder.

      6.5 Opinion of Counsel. The Purchaser shall have received an opinion letter of Troy & Gould, special counsel to the Company, dated as of the Closing Date and addressed to the Purchaser, in form and substance satisfactory to the Purchaser.

      6.6 Delivery of Documents. The Purchaser shall have received the following documents:

            (a) This Agreement, duly executed by the Company, together with the Updating Disclosure Schedules;

            (b) The April 1999 Note, duly executed by the Company;

            (c) The April 1999 Warrant, duly executed by the Company;

            (d) Irrevocable proxies from holders of at least [7,177,000] shares of Common Stock authorizing a representative of Purchaser to vote in favor of the Shareholder Approval

Proposal at the 1999 Annual Meeting or at any other meeting of Shareholders, or in an action by written consent, held or taken pursuant to Section 5.4 or otherwise;

            (e) A capital plan and cash flow projections for the current fiscal year in form and substance satisfactory to the Purchaser; and

            (f) A Secretary's Certificate of the Company, duly executed by the Secretary and the President and Chief Executive Officer of the Company, in form and substance satisfactory to the Purchaser.

            (g) A proposed form of press release to be issued by the Company with respect to the transactions contemplated by this Agreement and the other agreements and transactions contemplated hereby and to be consummated concurrently herewith, and with respect to such other matters as the Company may deem necessary or appropriate, all in form and substance acceptable to Purchaser.

      6.7 The Amended November 1998 Securities Purchase Agreement. The Amended November 1998 Securities Purchase Agreement shall have been fully executed by all parties thereto and all of the conditions precedent to the transactions contemplated thereby shall have been satisfied or waived. Without limiting the generality of the foregoing, the First Amendment to Investor Rights Agreement and the First Amendment to Registration Rights Agreement attached to the Amended November 1998 Securities Purchase Agreement as Exhibits shall have been executed and delivered by all of the parties thereto.

      6.8 The Investment Agreement. The Investment Agreement and Continuing Guaranty, the Pledge and Security Agreement and the other agreements and documents required to be executed and delivered to the Purchaser pursuant thereto shall have been fully executed by all of the parties thereto and all of the conditions precedent to the transactions contemplated thereby shall have been satisfied or waived. Without limiting the generality of the foregoing, the Purchaser shall have received all of the collateral required to be delivered to the Purchaser under the Investment Agreement or any agreement entered into in connection therewith and shall have received such further documentation related thereto as the Purchaser may have reasonably requested.

      6.9 The FSA Agreement. The Company shall have entered into an agreement with Financial Security Assurance, Inc. ("FSA") in form and substance acceptable to the Purchaser, and as to which the Purchaser shall be an express third party beneficiary (it being recognized by the Company that the Purchaser would not enter into this Agreement absent such an agreement with FSA) which shall provide, among other things, that (i) all securitizations completed prior to 98-3 will be treated as a single pool, (ii) cash will be released to the Company after the cash collateral reaches 21% of the insured indebtedness, and (ii) all default trigger levels will be set consistent with the levels of 98-3 and 98-4.

      6.10 Amendment of Compensation Arrangements. The Company shall have entered into agreements in form and substance satisfactory to the Purchaser with Stanwich and CEB pursuant to which (i) any and all obligations of the Company or NAB to compensate or otherwise make payments to Stanwich, CEB or their Affiliates (other than Charles E. Bradley, Jr.) shall be terminated (except for CEB receiving salary for so long as he is serving as Chairman of the Board of the Company, in an amount not to exceed $125,000 per annum) and (ii) Stanwich, CEB and their Affiliates shall agree to the termination of all such compensation without recourse of any kind against the Company or any Affiliate of the Company.

      6.11 Closing and Other Fees. The Company shall have paid to the Purchaser, in immediately available funds, (i) a non-refundable, non-accountable closing fee of $200,000.00 (which closing fee may be withheld by the Purchaser from the proceeds of the April 1999 Note and which withholding shall constitute payment in full of the Company's obligation with respect to such closing fee), and (ii) an amount equal to the estimated costs and expenses which the Company is obligated to pay as provided in Section 12.15 (likewise subject to withholding at Closing).

      6.12 Due Diligence. The Purchaser shall have completed its due diligence review of the Company, the Subsidiaries and their respective Affiliates to the Purchaser's satisfaction.

      6.13 Documents in Satisfactory Form. All proceedings taken by the Company and any of its Subsidiaries in connection with the transactions contemplated by this Agreement, all agreements and documents referenced in this Section 6 and all other agreements, instruments and documents which the Purchaser may request in connection with the transactions contemplated by this Agreement, shall be in form and substance satisfactory to the Purchaser, all such documents, where appropriate, to be counterpart originals and/or certified by proper authorities, corporate officials and other Persons. Without limiting the generality of the foregoing, such arrangements shall have been made as may be requested by the Purchaser to ensure that the proceeds from the sale of the April 1999 Note are applied in the manner set forth in Schedule 2.4, including, without limitation, provision for the direct payment of the obligations of the Company to be paid from such proceeds as provided in Section 12.15, the withholding of fees payable to the Purchaser as provided in Section 12.15 and the segregation of funds to be paid to third parties concurrent with or following the Closing.

7. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the transactions contemplated hereby is subject to the satisfaction, prior to the Closing, of the conditions set forth in this Section 7; provided, however, that any or all of such conditions may be waived, in whole or in part, by the Company in its sole and absolute discretion:

      7.1 Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date after giving effect to the transactions contemplated by this Agreement, as if made on and as of such date, and the Purchaser shall have performed or satisfied all of its covenants and agreements hereunder to be performed or satisfied on or prior to the Closing Date.

      7.2 Purchase Permitted By Applicable Laws. The consummation of the transactions contemplated by this Agreement shall not be prohibited by or violate any Applicable Laws and shall not subject any party to any Tax, penalty or liability, under or pursuant to any Applicable Laws, and shall not be enjoined (temporarily or permanently) under, or prohibited by or contrary to, any injunction, order or decree. Without limiting the generality of the foregoing, the consummation of the transactions contemplated hereby shall otherwise comply with all applicable requirements of federal and state securities laws.

      7.3 No Material Judgment or Order. There shall not be any judgment, ruling or order of any Governmental Authority which, in the reasonable judgment of the Company, would prohibit the delivery of the April 1999 Securities or subject the Company or its Subsidiaries to any material penalty if the April 1999 Securities were to be delivered hereunder.

      7.4 Payment for the April 1999 Securities. The Purchaser shall have paid the Purchase Price as required by Section 2.3.

8. AFFIRMATIVE COVENANTS.

      8.1 Payment of Principal and Interest on the April 1999 Note. The Company shall pay all principal of, premium, if any, interest and other amounts due pursuant to the terms of the April 1999 Note on the dates and in the manner provided for therein including, without limitation, all mandatory prepayments of principal of and interest on the April 1999 Note as specifically required under the terms of the April 1999 Note.

      8.2 Compliance with Covenants in Amended November 1998 Securities Purchase Agreement. So long as any Obligations to Purchaser remain outstanding or the Purchaser owns or has the right to acquire at any time, directly or indirectly, five percent (5%) or more of the issued and outstanding Common Stock, the Company shall perform, comply with and observe the covenants set forth in
Section 8 of the Amended November 1998 Securities Purchase Agreement (including, without limitation, the financial covenants provided for in Section 8.3 of the Amended November 1998 Securities Purchase Agreement and Annex A referred to in such Section 8.3), all of which are incorporated herein by this reference, to the same extent as if such covenants were set forth in their entirety herein .

      8.3 Repayment of NAB Loans. Without intending to limit the generality of
Section 8.2 and recognizing that the Amended November 1998 Securities Purchase Agreement contains an identical covenant, the Company shall cause the NAB Loans to be repaid in full on or prior to June 30, 1999; provided, however, that in the event the Company completes $250,000,000 of Automobile Contract Sales by May 15, 1999 then the date by which the NAB Loans shall be repaid shall be extended to August 31, 1999.

      8.4 Key-Man Life Insurance. Without intending to limit the generality of
Section 8.2 and recognizing that the Amended November 1998 Securities Purchase Agreement contains an identical covenant, on or prior to May 31, 1999, the Company shall procure a key-man life insurance policy, from a financially sound and reputable insurance company, on the life of Charles E. Bradley, Jr., the President and Chief Executive Officer of the Company, in an amount equal to $10,000,000, and shall cause the Purchaser to be named as the sole loss payee on such insurance policy. The Company shall be obligated to maintain such insurance policy so long as any Obligations to Purchaser remain outstanding.

      8.5 Further Assurances. From time to time after the date hereof, the Company will execute and deliver, and will cause any of its Subsidiaries and any other Persons to execute and deliver, such additional instruments, certificates and documents, and will take all such actions, as the Purchaser may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement, the April 1999 Note, the April 1999 Warrant or any other agreement, instrument or document contemplated hereby or relating hereto. Upon exercise by the Purchaser of any power, right, privilege or remedy pursuant to this Agreement or any other agreement, instrument or document contemplated hereby or relating hereto which requires any Consent, the Company will execute and deliver, and will cause any of its Subsidiaries and any other Persons to execute and deliver, all applications, certifications, instruments and other documents and papers that may be required to be obtained for such Consent.

      8.6 Nasdaq Listing. So long as the Purchaser continues to hold the April 1999 Warrant or the Amended November 1998 Warrant or any shares of Common Stock issued upon exercise thereof, the Company shall do or cause to be done all things necessary to (i) cause the April 1999 Warrant Shares and the shares of Common Stock issuable upon exercise of the Amended November 1998 Warrant to be approved for listing on the Nasdaq Stock Market and (ii) maintain the listing of its Common Stock on the Nasdaq Stock Market (or, if the Company is so eligible and so elects, to maintain a listing of its Common Stock on the New York Stock Exchange).

      8.7 FSA Agreement. The Company shall use its best efforts to obtain as soon as practicable (and, in any event, within 30 days) following the Closing, an agreement among the Company, FSA and the requisite holders of Class B certificates authorizing and approving the agreement with FSA described in
Section 6.9.

      8.8 Compliance With Other Agreements. The Company shall fully perform all of its obligations under this Agreement, the April 1999 Warrant, the April 1999 Note, the Amended November 1998 Securities Purchase Agreement, the Investment Agreement, and all of the other agreements, instruments and documents contemplated hereby or thereby or relating hereto or thereto.

      8.9 Securities and Exchange Act Compliance. If the exercise or sale or other disposition of the April 1999 Warrant or any April 1999 Warrant Shares pursuant to or in connection with any sale, reorganization, merger or other business combination involving the Company ("Transaction") would be subject to the provisions of Section 16(b) of the Exchange Act, then the Company shall pay to Purchaser prior to or upon the consummation of such Transaction, in lieu of such exercise, sale or disposition and in satisfaction of the April 1999 Warrant to the extent of the number of April 1999 Warrant Shares set forth in clause (b) of this sentence, an amount in cash equal to the product of (a) the difference between the fair value of the consideration to be received for each share of Common Stock pursuant to such Transaction and the Warrant Purchase Price (as defined in the April 1999 Warrant) then in effect, multiplied by (b) the number of April 1999 Warrant Shares, the sale or other disposition of which would then be subject to the provisions of Section 16(b) of the Exchange Act.

9. NEGATIVE COVENANTS. The Company covenants and agrees that, so long as any Obligations to Purchaser remain outstanding, the Company shall perform, comply with and observe the covenants set forth in Section 9 of the Amended November 1998 Securities Purchase Agreement, all of which are incorporated herein by this reference, to the same extent as if such covenants were set forth in their entirety herein; provided, however, that with respect to Section 9.7 through
Section 9.12 of such Section 9, the Company shall be obligated to perform, comply and observe such covenants only so long as Purchaser owns or has the right to acquire, directly or indirectly, five percent (5%) or more of the issued and outstanding Common Stock.

10. INDEMNIFICATION.

      10.1 Transfer Taxes. The Company shall pay all stamp, transfer and other similar Taxes (together in each case with interest and penalties, if any) payable or determined to be payable in connection with the execution and delivery of this Agreement or the issuance and sale of the April 1999 Note and the April 1999 Warrant and shall hold harmless the Purchaser from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such Taxes.

      10.2 Losses. Whether or not the transactions contemplated by this Agreement are consummated, the Company shall indemnify and hold harmless the Purchaser and its Affiliates, employees, partners, officers, directors, representatives, agents, attorneys, successors and assigns, and the persons holding or voting proxies as contemplated by Section 6.6(d) (the "Indemnified Parties") from and against any and all losses, claims, damages, liabilities, expenses and costs, including, without limitation, attorneys' fees and other fees and expenses incurred in, and the costs of preparing for, investigating or defending any matter (collectively, "Losses"), incurred by such Indemnified Party in connection with or arising from (i) any breach of any warranty or the inaccuracy of any representation made by the Company in, or the failure of the Company to fulfill any of its agreements or undertakings under, this Agreement or any other agreement, instrument, or document contemplated hereby or relating hereto, (ii) such Indemnified Party's service as the holder of the proxies received by the Purchaser as contemplated by Section 6.6(d) hereof and (iii) any actions taken by the Company or any of the Company's Affiliates, employees, officers, directors, representatives, agents or attorneys in connection with the transactions contemplated by this Agreement or the Amended November 1998 Securities Purchase Agreement. The Company shall either pay directly all Losses which it is required to pay hereunder or reimburse any Indemnified Party within ten (10) days after any request for such payment. The obligations of the Company to the Indemnified Parties under this Section 10 shall be separate obligations to each Indemnified Party, and the liability of the Company to such Indemnified Parties hereunder shall not be extinguished solely because any Indemnified Party is not entitled to indemnity hereunder. The obligations of the Company to the Indemnified Parties under this Section 10 shall survive (a) the payment of the April 1999 Note (whether at maturity, by prepayment or acceleration or otherwise), (b) any transfer of the April 1999 Note or any interest therein, (c) the termination of this Agreement or any other agreement, instrument or document contemplated hereby or relating hereto and (d) the exercise and/or sale of the April 1999 Warrant (or any portion thereof) or the sale of the April 1999 Warrant Shares.

      10.3 Indemnification Procedures. Any Person entitled to indemnification under this Section 10 shall (a) give prompt written notice to the Company of any claim with respect to which it seeks indemnification and (b) permit the Company to assume the defense of such claim with counsel selected by the Company and reasonably acceptable to such Person; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) the Company has agreed to pay such fees or expenses; (ii) the Company has failed to notify such Person in writing within ten (10) days of its receipt of such written notice of claim that it will assume the defense of such claim and employ counsel reasonably satisfactory to such Person; or (iii) in the judgment of any such Person, based upon the written advice of counsel, a conflict of interest may exist between such Person and the Company with respect to such claims (in which case, if the Person notifies the Company in writing that such Person elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such claim on behalf of such Person).

The Company will not be subject to any liability for any settlement made without its consent (but such consent may not be unreasonably withheld). No Indemnified Party may, without the consent (which consent will not be unreasonably withheld) of the Company, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Company of a release from all liability in respect of such claim or litigation.

      10.4 Contribution. If the indemnification provided for in this Section 10 is unavailable to the Purchaser or any other Indemnified Party in respect of any Losses, then the Company, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by the Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and such Indemnified Party on the other hand, in connection with the actions, statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and such Indemnified Party on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, either the Company or such Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 10.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

11. DEFAULTS AND REMEDIES.

      11.1 Events of Default. An "Event of Default" occurs if:

            (a) The Company shall (i) fail to pay as and when due (whether at stated maturity, upon acceleration or required prepayment or otherwise) any principal on the April 1999 Note, or (ii) fail to pay any interest, premium, if any, fees, costs, expenses or other amounts payable under this Agreement, the April 1999 Note or any other agreement, instrument or document contemplated hereby or thereby or relating hereto or thereto within one (1) Business Day after the date due thereunder; or

            (b) The Company shall breach or fail to perform, comply with or observe any agreement, covenant or obligation required to be performed by it under this Agreement or any other agreement, instrument or document contemplated hereby or relating hereto (other than as provided in Section 11.1(a)) and, if such breach or failure may be cured, such breach or failure shall not have been remedied within ten (10) Business Days after any officer of the Company or any of its Subsidiaries becomes aware or should have become aware of such failure or breach; or

            (c) The occurrence of an Event of Default under the Amended November 1998 Agreement or, the Amended November 1998 Note; or

            (d) The Company shall fail to hold the 1999 Annual Meeting on or prior to May 31, 1999 or shall fail to obtain Shareholder Approval at the 1999 Annual Meeting; or

            (e) Any representation or warranty made by the Company under, relating to or in connection with this Agreement, the Amended November 1998 Securities Purchase Agreement or any other agreement, instrument and document contemplated hereby or thereby or relating hereto or thereto shall be false or misleading when made; or

            (f) The Company or any of its Subsidiaries (i) shall default in the payment (whether at stated maturity, upon acceleration or required prepayment or otherwise), beyond any period of grace provided therefor, of any principal of or interest on any other Indebtedness with a principal amount in excess of $100,000, or (ii) shall commit any breach of or default under any term of any agreement, indenture or instrument evidencing or governing any other Indebtedness, if the effect of such breach or default is to cause, or to permit the holder or holders of such other Indebtedness to cause (upon the giving of notice or the passage of time or both), such other Indebtedness to become or be declared due and payable, or required to be prepaid, redeemed, purchased or defeased (or an offer of prepayment, redemption, purchase or defeasance is made) prior to its stated maturity, unless such breach or default has been waived within ten (10) days following such breach or default by the Person or Persons entitled to give such waiver; or

            (g) Any material provision of any other agreement, instrument or document contemplated hereby or relating hereto shall, for any reason, cease to be valid or enforceable in accordance with its terms, or shall be repudiated, revoked, renounced or terminated, including by operation of law; or

            (h) There shall be commenced against the Company or any of its Subsidiaries (other than LINC Acceptance LLC and Samco Acceptance Corp.) an involuntary case seeking the liquidation or reorganization of such Person under the Bankruptcy Code or any similar proceeding under any other Applicable Law or an involuntary case or proceeding seeking the appointment of a Custodian or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business, and any of the following events occur: (i) any such Person consents to the institution of the involuntary case or proceeding; (ii) the petition commencing the involuntary case or proceeding is not timely controverted; (iii) the petition commencing the involuntary case or proceeding remains undismissed and unstayed for a period of sixty (60) days; or (iv) an order for relief shall have been issued or entered therein; or

            (i) The Company or any of its Subsidiaries (other than LINC Acceptance LLC and Samco Acceptance Corp.) shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Code or any similar proceeding under any other Applicable Law, or shall consent thereto; or shall consent to the conversion of an involuntary case to a voluntary case; or shall file a petition, answer a complaint or otherwise institute any proceeding seeking, or shall consent or acquiesce to the appointment of, a Custodian or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business; or shall make a general assignment for the benefit of creditors; or shall generally not pay its debts as they become due; or the Board of Directors of any such Person (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the foregoing; or

            (j) The Company or any of its Subsidiaries (other than LINC Acceptance LLC and Samco Acceptance Corp.) shall suffer any money judgments, writs, warrants of attachment or other orders that involve an amount or value in excess of $100,000, and such judgments, writs, warrants or other orders shall continue unsatisfied and unstayed for a period of thirty (30) days; or

            (k) There shall occur a Material Adverse Change; or

            (l) There shall occur a Change in Control; or

            (m) There shall occur any "Special Redemption Event" (as defined in the RISRS Indenture).

      The foregoing Events of Default shall be deemed to have occurred, respectively, and any adjustments in the interest rate under the April 1999 Note or other remedies available to the Purchaser hereunder or thereunder shall begin to apply, at the following times: (i) in the case of the clause (a) above, as of 12:00 p.m. (noon) (Los Angeles time) on the day on which such payment is due but has not been paid; (ii) in the case of clause (b) above, as of the close of business on such tenth Business Day, if such breach or failure shall not have been cured, or as of the close of business on the day on which such breach or violation occurs, if such breach or failure cannot be cured; (iii) in the case of clause (c) above, as of the close of business on the day on which the Company first became aware, or should have become aware, that such representation or warranty was false or misleading when made; (iv) in the case of clause (d)(i) above, as of the close of business on the day on which such payment of principal or interest is due, or in the case of clause (d)(ii), as of the close of business on the tenth day following such breach or default if such breach or default has not been waived by the Person or Persons entitled to give such waiver; (v) in the case of clause (e) above, as of the close of business on the day such provision ceases to be enforceable or is repudiated, revoked, renounced or terminated; (vi) in the case of clause (h) above, as of the close of business on the last day of such thirty (30) day period if such judgment, writ, warrant or other order remains unsatisfied or unstayed; (vii) in the case of clauses

(f) and (g) above, immediately prior to the occurrence of any of the events enumerated therein; (viii) in the case of clause (i) above, immediately upon the occurrence of the Material Adverse Change occurs; and (ix) in the case of clauses (j) or (k) above, immediately upon the occurrence of the Change in Control or the "Special Redemption Event," as the case may be.

      11.2 Acceleration. If any Event of Default (other than an Event of Default specified in clause (f) or (g) of Section 11.1) occurs and is continuing, the Purchaser may, by written notice to the Company, declare all outstanding principal of, and accrued and unpaid interest on, the April 1999 Note to be due and payable. Upon any such declaration of acceleration, such principal and interest shall become immediately due and payable. If an Event of Default specified in clause (f) or (g) of Section 11.1 occurs, all outstanding principal of, and accrued and unpaid interest on, the April 1999 Note shall become immediately due and payable without any declaration or other act on the part of the Purchaser. The Company hereby waives all presentment for payment, demand, protest, notice of protest and notice of dishonor, and all other notices of any kind to which it may be entitled under Applicable Law or otherwise.

      11.3 Other Remedies. If any Default or Event of Default shall occur and be continuing, the Purchaser may proceed to protect and enforce its rights and remedies under this Agreement or any other agreement, instrument or document contemplated hereby or relating hereto by exercising all rights and remedies available under this Agreement, such other agreement, instrument or document or Applicable Laws (including, without limitation, the Code), either by suit in equity or by action at law, or both, whether for the collection of principal of or interest on the April 1999 Note, to enforce the specific performance of any covenant or other term contained in this Agreement or any other agreement, instrument or document contemplated hereby or relating hereto. No remedy conferred in this Agreement upon the Purchaser is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

      11.4 Waivers. The Purchaser may, by written notice to the Company, waive any Default or Event of Default and its consequences with respect to this Agreement, the April 1999 Note or any other agreement, instruments or document contemplated hereby or relating hereto; provided, however, that no such waiver will extend to any subsequent or other Default or Event of Default or impair any rights of the Purchaser which may arise as a result of such Default or Event of Default.

12. MISCELLANEOUS.

      12.1 Notations. Before disposing of the April 1999 Note or any portion thereof, the Purchaser shall make a notation thereon (or on a schedule attached thereto) of the amount of all principal payments previously made by the Company with respect thereto.

      12.2 Consent to Amendments. No amendment, supplement or other modification to this Agreement or any other agreement, instrument or document contemplated hereby or relating hereto shall be effective unless the same shall be in writing and signed by the Purchaser, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if, and only if, the Company shall have obtained the prior written consent of the Purchaser to such action or omission. No course of dealing between the Company or its Subsidiaries, on the one hand, and the Purchaser (or any other Person, including, without limitation, the Purchaser, in whose name the April 1999 Note is registered in the register maintained by the Company pursuant to
Section 12.3, hereinafter referred to as a "Holder"), on the other hand, nor any delay in exercising any rights hereunder or under the April 1999 Note or any other agreement, instrument or document contemplated hereby or thereby or relating hereto or thereto shall operate as a waiver of any rights of the Purchaser (or any other Holder).

      12.3 Registration of Notes; Assignments. The Company shall maintain at its principal executive office a register in which it shall register the April 1999 Note and any Assignments thereof. Upon surrender at the Company's principal executive office of the April 1999 Note for registration of any Assignment, the Company shall, at its expense and within three (3) Business Days of such surrender, execute and deliver one or more new notes of like tenor in the requested principal denominations and register such new note or notes in the register to be maintained by the Company. At the option of the Purchaser, the April 1999 Note may be exchanged for one or more new notes of like tenor in the requested principal denominations.

      12.4 Persons Deemed Owners; Participations. Prior to due presentment for registration of any Assignment, the Company may treat the Person in whose name any April 1999 Note is registered as the owner and Holder of such April 1999 Note for all purposes whatsoever, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the Purchaser may from time to time grant participations in all or any part of the April 1999 Note to any Person on such terms and conditions as may be determined by the Purchaser in its sole and absolute discretion. Notwithstanding anything to the contrary contained herein or otherwise, nothing in this Agreement or in any other agreement, instrument or document contemplated hereby or relating hereto or otherwise shall confer upon the participant any rights in this Agreement or any other agreement, instrument or document, and the Purchaser shall retain all rights with respect to the administration, waiver, amendment and enforcement of, compliance with and consent to the terms and provisions of this Agreement and the other agreements, instruments and documents contemplated hereby or relating hereto, and the Purchaser may, without the consent of the participant, give or withhold its consent or agreement to any amendments to or modifications of this Agreement or any other agreement, instrument and document contemplated hereby or relating hereto or any waiver of any of the provisions hereof or thereof or any consents in respect hereof or thereof, or exercise or refrain from exercising any other rights or remedies which the Purchaser may have under this Agreement, any other agreement, instrument or document contemplated hereby or relating hereto or otherwise, except that the Purchaser will not give its agreement, without the prior written consent of the participant (which consent shall be given or affirmatively withheld not later than three (3) Business Days after the Purchaser's request therefor), (a) to reduce the principal of or rate of interest on the April 1999 Note or (b) to postpone the date fixed for payment of principal of or interest on the Indebtedness evidenced by the April 1999 Note. If the participant does not timely reply to the Purchaser's request for such consent, the participant shall be deemed to have consented to such agreement and the Purchaser may take such action in such manner as the Purchaser determines in the exercise of its independent business judgment.

      12.5 Survival of Representations and Warranties. All representations, warranties, covenants and agreements contained herein, or made in writing by or on behalf of the Company pursuant to or in connection herewith, shall survive the execution and delivery of this Agreement, the issuance, sale and delivery of the April 1999 Securities, the repayment of the April 1999 Note and the exercise of the April 1999 Warrant, and any due diligence or other investigation made by or on behalf of the Purchaser.

      12.6 Entire Agreement. This Agreement, together with the Updating Disclosure Schedule, the other Exhibits hereto and the Amended November 1998 Securities Purchase Agreement and the Exhibits, Schedules and Annex thereto, the April 1999 Note, the April 1999 Warrant and the other agreements, instruments and documents referenced herein or therein constitute the full and entire agreement and understanding between the Purchaser and the Company relating to the subject matter hereof and thereof, and supersede all other prior oral and written, and all contemporaneous oral, agreements and understandings relating to the subject matter hereof.

      12.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

      12.8 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns. The Purchaser may assign to any Person this Agreement and any or all of its rights hereunder without the consent of the Company, and the assignee thereof shall be entitled to all of the rights so assigned to the same extent as if such assignee were an original party hereof.

      12.9 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if transmitted by telecopier with receipt acknowledged, or upon delivery, if delivered personally or by recognized commercial courier with receipt acknowledged, or upon the expiration of 72 hours after mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  (i)   If to the Purchaser, at:

                        c/o Levine Leichtman Capital Partners, Inc.
                        335 North Maple Drive, Suite 240
                        Beverly Hills, CA 90210
                        Attention: Arthur E. Levine, President
                        Telephone: (310) 275-5335
                        Facsimile: (310) 275-1441

                        with a copy to:

                        Riordan & McKinzie
                        695 Town Center Drive
                        Suite 1500
                        Costa Mesa, CA 92626
                        Attention: James W. Loss, Esq.
                        Telecopy: (714) 433-2900

                  (ii)  If to the Company, at:

                        Consumer Portfolio Services, Inc.
                        16355 Laguna Canyon Road
                        Irvine, CA 92618
                        Attention: Charles E. Bradley, Jr., President
                        Telephone: (949) 753-6800
                        Facsimile: (949) 450-3951

                        with a copy to:

                        Troy & Gould Professional Corporation
                        1801 Century Park East, Suite 1600
                        Los Angeles, CA 90067
                        Attention: Lawrence P. Schnapp, Esq.
                        Telephone: (310) 553-4441

                        Facsimile: (310) 201-4746

or at such other address or addresses as the Purchaser or the Company, as the case may be, may specify by written notice given in accordance with this Section 12.9.

      12.10 Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them by GAAP and all accounting determinations hereunder or pursuant hereto shall be made, and all financial statements required to be delivered by the Company and its Subsidiaries hereunder shall be prepared in accordance with GAAP.

      12.11 Descriptive Headings; Construction and Interpretation. The descriptive headings of this Agreement are for convenience of reference only and do not constitute a part of this Agreement and are not to be considered in construing or interpreting this Agreement. All section, preamble, recital, exhibit, schedule, annex, addendum, clause and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

      12.12 Exhibits and Disclosure Schedules. The Exhibits and the Schedules hereto and the provisions of the Amended November 1998 Securities Purchase Agreement referenced in Section 3.2, 8.2 and 9.1 are incorporated herein and shall be an integral part of this Agreement.

      12.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

      12.14 Assignments of the April 1999 Note. Subject to Applicable Laws, the Purchaser may, at any time and from time to time and without the consent of the Company, assign or transfer to one or more Persons the April 1999 Note or any portion thereof (an "Assignment"), pursuant to the terms of the April 1999 Note. After any Assignment of the April 1999 Note or any portion thereof, the Holder or Holders that hold at least a majority in aggregate principal amount of the April 1999 Note (or April 1999 Notes) outstanding shall thereafter have the sole and exclusive right to enforce the rights of the Purchaser under this Agreement, including, without limitation, the right to consent to or waive any of the provisions of this Agreement.

      12.15 Fees and Expenses. The Company shall pay to the Purchaser at Closing $112,000 for out-of-pocket costs and expenses of every type and nature (including, without limitation, fees and expenses of counsel, accounting fees and expenses, fees and expenses related to any due diligence investigation and all other deal-related costs and expenses) incurred by or on behalf of the Purchaser in connection with the preparation, negotiation, execution and delivery of this

Agreement, the April 1999 Note, the April 1999 Warrant, the Amended November 1998 Securities Purchase Agreement, the Amended November 1998 Note, the Amended November 1998 Warrant and the other agreements, instruments and documents contemplated hereby or thereby relating hereto or thereto and the consummation of the transactions contemplated hereby and thereby.

      12.16 Governing Law. In all respects, including all matters of construction, validity and performance, this Agreement and the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to the choice of law or conflicts of law principles thereof.

      12.17 Publicity. Each party will consult with the other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make such other public announcement prior to such consultation, except as either party may determine is required under Applicable Laws or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq Stock Market. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

      12.18 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, AND UNDERSTANDING THEY ARE WAIVING A CONSTITUTIONAL RIGHT, THE PARTIES WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO, THIS AGREEMENT AND/OR ANY OTHER AGREEMENT RELATED HERETO OR THE TRANSACTIONS COMPLETED HEREBY OR THEREBY.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

                              PURCHASER

                              LEVINE LEICHTMAN CAPITAL PARTNERS, INC., a California corporation

                                    On behalf of LEVINE LEICHTMAN CAPITAL
                                    PARTNERS II, L.P., a California limited
                                    partnership

                                    By: /s/ Lauren B. Leichtman
                                        -------------------------------------
                                        Lauren B. Leichtman
                                        Chief Executive Officer


                              COMPANY

                              CONSUMER PORTFOLIO SERVICES, INC.,
                              a California corporation

                              By: /s/ Charles E. Bradley, Jr.
                                  -------------------------------------------
                                  Charles E. Bradley, Jr.
                                  President and Chief Executive Officer

                              By: /s/ Jeffrey P. Fritz
                                  -------------------------------------------
                                  Jeffrey P. Fritz
                                  Senior Vice President and Chief Financial
                                   Officer

                           ADDENDUM REGARDING STANWICH

      The undersigned has reviewed this Agreement and understands its terms and conditions. Furthermore, the undersigned hereby agrees to the terms of, and to be bound by, the provisions of Section 8 of this Agreement, to the extent such
Section 8 incorporates by reference Section 8.24 and Section 8.25 of the Amended November 1998 Securities Purchase Agreement, to the same extent as if the undersigned were a party to this Agreement for all purposes.

                              STANWICH FINANCIAL SERVICES CORP.,
                              a Rhode Island corporation


                              By: /s/ Charles E. Bradley, Jr.
                                  ------------------------------
                              Name:
                                    ----------------------------
                              Title:
                                     ---------------------------